Filed Pursuant to Rule 424(b)(7)

Registration No. 333-289908

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED AUGUST 28, 2025)

BIOHARVEST SCIENCES INC.

Up to 250,000 Common Shares

This prospectus supplement (the “Prospectus Supplement”) updates and supplements the prospectus dated August 28, 2025 (the “Prospectus”), which forms part of our registration statement on Form F-3 (No. 333-289908) (the “Registration Statement”). This Prospectus Supplement relates to the resale (the “Offering”), by the selling shareholder identified in this Prospectus Supplement (the “Selling Shareholder”), of up to 250,000 common shares (the “Shares”) of BioHarvest Sciences Inc. (“Bio Harvest” or the “Company”).

We are not selling any securities under this Prospectus Supplement and will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder.

We will pay the expenses of registering the Shares offered by this Prospectus Supplement, but all selling and other expenses incurred by the Selling Shareholder will be paid by the Selling Shareholder.

Our registering the offer and sale of the Shares held by the Selling Shareholder does not mean the Selling Shareholder will offer or sell such Shares. The Selling Shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares being registered on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. The Selling Shareholder may sell the Shares offered by this Prospectus Supplement through ordinary brokerage transactions or through any other means described in this Prospectus Supplement under “Plan of Distribution.”

The prices at which the Selling Shareholders may sell the Shares will be determined by the prevailing market price for our common shares or in negotiated transactions. Our common shares are listed on the Nasdaq Global Market, or Nasdaq, under the ticker symbol “BHST.” The last reported sale price of our common shares on Nasdaq on September 23, 2025 was USD 11.00 per share.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common shares involves risks. Before investing you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this Prospectus Supplement for a discussion of information that should be considered in connection with an investment in our common shares and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 10 of this Prospectus Supplement.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 24, 2025.

ABOUT THIS PROSPECTUS

This Prospectus Supplement is part of a Registration Statement and prospectus on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may from time to time sell the Shares described in this Prospectus Supplement in one or more offerings or otherwise as described under “Plan of Distribution.”

You should read this Prospectus Supplement, including the documents incorporated by reference, and the related Registration Statement carefully. This Prospectus Supplement and the Registration Statement contain important information you should consider when making your investment decision. This Prospectus Supplement may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplements may also add, update or change information contained in this Prospectus Supplement. If there is any inconsistency between the information in this Prospectus Supplement and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this Prospectus Supplement and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any Shares being offered.

You should rely only on the information that we have provided in this Prospectus Supplement and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus, including the documents incorporated by reference, and any applicable Prospectus Supplement. You must not rely on any unauthorized information or representation. This Prospectus and any applicable Prospectus Supplement is an offer to sell only the securities offered hereby and thereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Prospectus, including the documents incorporated by reference, and any applicable Prospectus Supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this Prospectus, any applicable Prospectus Supplement, or any sale of a Security.

Except as otherwise indicated, references in this Prospectus to “BioHarvest,” “Company,” “we,” “us” and “our” refer to BioHarvest Sciences Inc.

PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this Prospectus Supplement. You should carefully read both this Prospectus Supplement and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any Shares being offered.

Overview

The Company is a biotechnology company that has developed the Botanical Synthesis Platform Technology, which enables the Company to grow, in bioreactors at an industrial scale, the active and beneficial ingredients in certain fruits and plants without the need to grow the plant itself. The Botanical Synthesis Platform Technology is a non-genetically modified organism platform that can produce plant cells with higher concentrations of active ingredients (as compared to those that are produced naturally), as well as high levels of solubility and bio-availability. The Botanical Synthesis Platform Technology is economical, ensures consistency and avoids the negative environmental impacts associated with traditional agriculture by providing consistent product production, a year-round production cycle and products that are devoid of sugar, calories and contaminants, such as pesticides, heavy metals and residues.

Private Placement

In October 2023, the Company completed a non-brokered private placement of convertible notes (the “Convertible Notes”). The Convertible Notes have a term of 24 months from date of issuance and bear interest at a rate of 12% per annum.

Holders of Convertible Notes who elect to convert within the first 12 months were entitled to receive an early conversion warrant for each CAD 0.30 converted entitling them to purchase a common share at $0.30 per share for a period from the date of issuance to the date that is 24 months from the date of issuance of the Convertible Notes.

In March of 2024, holders of Convertible Notes elected to convert the Convertible Notes and received early conversion warrants at CAD 0.30.  In the same month the warrants were amended to USD and were repriced at USD 0.222. On June 3, 2024, the Company completed a share consolidation at a ratio of 35-to-1 and the warrants repriced to USD 7.77. In September 2025, the Company provided a limited repricing offer to warrant holders that if they exercised the warrants on or before September 19, 2025, the warrants would be priced at USD 6.50.

On September 19, 2025, the Selling Shareholder exercised his warrants at USD 6.50 per common share of the Company and received 250,000 common shares of the Company, defined in the Prospectus Supplement as, the Shares.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 3(a) of the Exchange Act of 1934, (“Exchange Act”), as amended, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we had total annual gross revenues of US$1,235,000,000 (as such amount is indexed for inflation every 5 years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of equity securities pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, (the “Securities Act”); (c) the date on which we have, during the previous 3-year period, issued more than US$1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b-2. We expect to continue to be an emerging growth company for the immediate future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that are neither an “accelerated filer” or a “large accelerated filer” (as those terms are defined in Exchange Act Rule 12b-2), an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report on management’s assessment of internal controls over financial reporting in its annual reports filed under the Exchange Act, even if we were to qualify as an “accelerated filer” or a “large accelerated filer”. In addition, Section 103(a)(3) of the Sarbanes-Oxley Act of 2002 has been amended by the JOBS Act to provide that, among other things, auditors of an emerging growth company are exempt from any rules of the Public Company Accounting Oversight Board requiring a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the company.

Implications of Being a Foreign Private Issuer

The Company reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Because the Company qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (a) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (b) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (c) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F as promptly as U.S. domestic issuers. In addition, The Company is permitted to disclose limited compensation information for its executive officers on an individual basis. Further, the Company is not required to comply with Regulation FD, which restricts the selective disclosure of material non-public information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s securities on the basis of the information. These exemptions and leniencies reduce the frequency and scope of information and protections afforded to shareholders of a company that is not a foreign private issuer.

Risks

Our Company is subject to numerous risks. You should read these risks before you invest in our securities. In particular, our risks include, but are not limited to, the following:

•the Company’s negative operating cash flow and the Company’s ability to continue as a going concern;

•the potential political, economic and military instability in Israel, where the Company’s principal place of business, members of the management team, facilities and employees are located;

•the Company’s additional requirements for capital;

•general business risk and liability;

•the Company’s reliance on key business inputs;

•the Company’s reliance on third-party suppliers and white-label manufacturers;

•the Company’s maintenance obligations and facility disruptions

•the success of the Company’s quality control systems;

•the effectiveness and efficiency of the Company’s advertising and promotional expenditures;

•the failure of the Company’s technology to accommodate increased traffic;

•the increasing consumer acceptance of the Internet as a medium of commerce;

•the development and maintenance of the Internet infrastructure;

•a significant downturn in the Company’s subscriptions may not be immediately reflected in its operating results;

•payment-related risks;

•changing consumer preferences;

•risks related to the price of the Company’s products and CDMO services;

•fluctuations in foreign currency exchange rates;

•the recall of the Company’s products as a result of them not having the intended effects or causing undesirable side effects;

•product liability claims in relation to the Company’s products;

•risks related to insurance;

•risks related to the Company’s management of growth;

•computer system failures, cyber-attacks or deficiencies in cyber security;

•conflicts of interest risk;

•risks related to governmental regulations;

•compliance with manufacturing regulations;

•the Company may face manufacturing stoppages and other challenges associated with audits or inspections by regulatory authorities;

•risks associated with enrolling candidates in clinical trials or studies of others for the Company’s nutraceutical and cosmeceutical products;

•delay in achieving or failure to achieve publicly announced milestones by the Company;

•competition risk;

•obsolescence;

•the loss of key personnel by the Company;

•negative results from clinical or other types of scientific studies and adverse safety events;

•risks related to potential intellectual property claims and patent infringement;

•the protection and enforcement of the intellectual property of the Company;

•the expiration and loss of patents;

•third-party license risk;

•the disclosure of proprietary information and trade secrets of the Company to third parties;

•risks related to smaller companies;

•the Company’s operations may be negatively affected by global financial conditions;

•the Company is a “foreign private issuer” and may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses;

•any return on investment from the Common Shares is not guaranteed;

•the Company may not pay dividends;

•future sales or issuances of debt or equity securities could decrease the value of any existing Common Shares, dilute investors’ voting power, reduce the Company’s earnings per share and make future sales of the Company’s equity securities more difficult;

•holders of Common Shares are at risk for a substantial loss of capital;

•the Company will have broad discretion over the use of the net proceeds from its financings, and it may not use these proceeds in a manner desired by its shareholders;

•the Common Share price has experienced volatility and may be subject to fluctuation in the future based on market conditions;

•market disruption risks could have a material adverse effect on the market price of the Common Shares;

•there is currently no market through which the Company’s securities, other than the Common Shares, may be sold; and

•there is no assurance of a sufficient liquid trading market for the Common Shares in the future.

Corporate Information

The Company was incorporated as “Midnight Star Ventures Corp.” under the Business Corporations Act (British Columbia) (the “BCBCA”) on April 19, 2013. On October 26, 2018, the Company changed its name from “Midnight Star Ventures Corp.” to “Canna-V-Cell Sciences Inc.” On March 31, 2020, the Company changed its name from “Canna-V-Cell Sciences Inc.” to “BioHarvest Sciences Inc.”

Our Common Shares are listed on the Nasdaq Global Market, or Nasdaq, under the symbol “BHST.” Our Common Shares previously traded on the Canadian Securities Exchange, or CSE, under the symbol “BHSC” from August 6, 2015 until February 14, 2025.

THE OFFERING

Shares offered by the Selling Shareholder	250,000

Company common shares to be outstanding after this offering	19,570,019 common shares

Use of proceeds

The Selling Shareholder will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of the Shares in this Offering. We will, however, bear the costs incurred in connection with the registration of these Shares.

Risk factors

See “Risk Factors” beginning on page 10 and the other information included in this Prospectus Supplement and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Nasdaq trading symbol	“BHST”

ABOUT OUR COMPANY

EMERGING GROWTH COMPANY

We are an “emerging growth company” as defined in Section 3(a) of the Exchange Act of 1934, (“Exchange Act”), as amended, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we had total annual gross revenues of US$1,235,000,000 (as such amount is indexed for inflation every 5 years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (c) the date on which we have, during the previous 3-year period, issued more than US$1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b-2. We expect to continue to be an emerging growth company for the immediate future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that are neither an “accelerated filer” or a “large accelerated filer” (as those terms are defined in Exchange Act Rule 12b-2), an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report on management’s assessment of internal controls over financial reporting in its annual reports filed under the Exchange Act, even if we were to qualify as an “accelerated filer” or a “large accelerated filer”. In addition, Section 103(a)(3) of the Sarbanes-Oxley Act of 2002 has been amended by the JOBS Act to provide that, among other things, auditors of an emerging growth company are exempt from any rules of the Public Company Accounting Oversight Board requiring a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains, and any accompanying Prospectus Supplement will contain, “forward-looking information” and “forward-looking statements” within the meaning of Canadian and U.S. securities legislation. The forward-looking statements herein are made as of the respective dates set forth in this Prospectus and the exhibits incorporated by reference into this Prospectus, and the Company does not assume any obligation to update or revise them to reflect new information, estimates or opinions, future events or results or otherwise, except as required by applicable law. Forward-looking statements include, but are not limited to, statements regarding the Company’s or management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

In particular, this Prospectus, including the exhibits incorporated by reference into this Prospectus, contains forward-looking information, including, without limitation, the initiation, timing, cost, progress and success of existing and planned research and development initiatives; the Company’s ability to achieve profitability; the Company’s ability to obtain funding for its operations; the Company’s ability to establish and maintain relationships with collaborators with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts; the implementation of its business model and strategic plans; the Company’s ability to develop and commercialize future products, future product lines and future contract development and manufacturing operation (“CDMO”) services; the Company’s commercialization, marketing and manufacturing capabilities and strategy; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding national, state/provincial and local regulatory requirements; whether the Company will receive or maintain, and the timing and costs of obtaining or maintaining, regulatory approvals; the health and wellness benefits, effectiveness and safety of the Company’s products; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its future products, future product lines and CDMO services; the rate and degree of market acceptance of the Company’s future products and product lines and CDMO services; the Company’s expectations regarding market risk, including interest rate changes and foreign currency fluctuations; the Company’s ability to engage and retain the employees required to grow its business; the compensation that is expected to be paid to employees of the Company; the Company’s future financial performance and projected expenditures, events or trends; results of current sales and production; developments relating to the Company’s competitors and its industry; estimates of the Company’s expenses, future revenue, capital requirements and the Company’s needs for additional financing; the benefits to be derived from the building of the Yavne No. 2 Manufacturing Facility (as defined in the Company’s Annual Information Form for the financial year ended December 31, 2024 (the “AIF”), which is incorporated by reference to this Prospectus)) and the Yavne No. 2 R&D Facility (as defined in the AIF); the completion and timeline for completion of the building of the Yavne No. 2 Manufacturing Facility and the Yavne No. 2 R&D Facility; the ability of the CDMO Services Business Unit to generate revenue; the ability of the Company to secure additional development agreements to develop molecules, the successful development of molecules in accordance with the development agreements; molecules developed pursuant to development agreements being eligible for patent protection; existing and future manufacturing capacity; the exploration of potential property acquisitions in Israel and the United States; the Company’s intention to retain all future earnings and other cash resources for the future development and operation of its business; and its intention not to declare or pay any cash dividends in the foreseeable future.

The forward-looking statements in this Prospectus, including the exhibits incorporated by reference into this Prospectus, are based upon various assumptions, many of which are d, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on the Company’s assumptions about factors that are beyond the Company’s ability to control or predict and are subject to risks and uncertainties that are described more fully in below. Any of these factors or a combination of these factors could materially affect the Company’s future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors, important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

•the Company’s negative operating cash flow and the Company’s ability to continue as a going concern;

•the potential political, economic and military instability in Israel, where the Company’s principal place of business, members of the management team, facilities and employees are located;

•the Company’s additional requirements for capital;

•general business risk and liability;

•the Company’s reliance on key business inputs;

•the Company’s reliance on third-party suppliers and white-label manufacturers;

•the Company’s maintenance obligations and facility disruptions

•the success of the Company’s quality control systems;

•the effectiveness and efficiency of the Company’s advertising and promotional expenditures;

•the failure of the Company’s technology to accommodate increased traffic;

•the increasing consumer acceptance of the Internet as a medium of commerce;

•the development and maintenance of the Internet infrastructure;

•a significant downturn in the Company’s subscriptions may not be immediately reflected in its operating results;

•payment-related risks;

•changing consumer preferences;

•risks related to the price of the Company’s products and CDMO services;

•fluctuations in foreign currency exchange rates;

•the recall of the Company’s products as a result of them not having the intended effects or causing undesirable side effects;

•product liability claims in relation to the Company’s products;

•risks related to insurance;

•risks related to the Company’s management of growth;

•computer system failures, cyber-attacks or deficiencies in cyber security;

•conflicts of interest risk;

•risks related to governmental regulations;

•compliance with manufacturing regulations;

•the Company may face manufacturing stoppages and other challenges associated with audits or inspections by regulatory authorities;

•risks associated with enrolling candidates in clinical trials or studies of others for the Company’s nutraceutical and cosmeceutical products;

•delay in achieving or failure to achieve publicly announced milestones by the Company;

•competition risk;

•obsolescence;

•the loss of key personnel by the Company;

•negative results from clinical or other types of scientific studies and adverse safety events;

•risks related to potential intellectual property claims and patent infringement;

•the protection and enforcement of the intellectual property of the Company;

•the expiration and loss of patents;

•third-party license risk;

•the disclosure of proprietary information and trade secrets of the Company to third parties;

•risks related to smaller companies;

•the Company’s operations may be negatively affected by global financial conditions;

•the Company is a “foreign private issuer” and may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses;

•any return on investment from the Common Shares is not guaranteed;

•the Company may not pay dividends;

•future sales or issuances of debt or equity securities could decrease the value of any existing Common Shares, dilute investors’ voting power, reduce the Company’s earnings per share and make future sales of the Company’s equity securities more difficult;

•holders of Common Shares are at risk for a substantial loss of capital;

•the Company will have broad discretion over the use of the net proceeds from its financings, and it may not use these proceeds in a manner desired by its shareholders;

•the Common Share price has experienced volatility and may be subject to fluctuation in the future based on market conditions;

•market disruption risks could have a material adverse effect on the market price of the Common Shares;

•there is currently no market through which the Company’s securities, other than the Common Shares, may be sold; and

•there is no assurance of a sufficient liquid trading market for the Common Shares in the future.

RISK FACTORS

Please carefully consider the risks described below, together with all of the other information included in this Prospectus Supplement, in evaluating the Company and the Shares. The following risk factors could adversely affect the Company’s business, financial condition, results of operations and the price of the common shares.

Risks Relating to the Company

Negative operating cash flow and going concern.

The Company has negative cash flow from operating activities and has historically incurred net losses, including for the financial year ended December 31, 2024. As of December 31, 2024, the Company has an accumulated deficit of US$96,418. The Company generated negative cash flows from operating activities of US$6,684 and a loss in the amount of US$12,913 for the financial year ended December 31, 2024.

As of the most recently completed financial period of June 30, 2025, the Company has an accumulated deficit of US$102,836. The Company generated negative cash flows from operating activities of US$2,883 and a loss in the amount of US$6,418 for the six-month period ended June 30, 2025.

There is no assurance that the Company will generate sufficient revenues from sales of its current and future products and the provision of contract development and manufacturing operation (“CDMO”) services in the near future or at all. The Company expects to need to raise additional funds through issuances of securities or through loan financing. There is no assurance that additional capital or other types of financing will be available if needed or that these financings will be on terms acceptable to the Company, or otherwise at least as favorable to the Company as those previously obtained, or at all. Importantly, the inclusion in note 1B to the audited annual consolidated financial statements and in “Substantial Doubt About the Company’s Ability to Continue as a Going Concern” in the report thereto of Ziv Haft Certified Public Accountants (Isr.) (PCAOB ID# 1185) of disclosure regarding the Company’s ability to continue as a going concern may negatively impact the Company’s ability to raise future financing. If the Company is unable to obtain additional financing from outside sources and eventually generate enough revenues to sustain its operations, the Company may be forced to sell a portion or all of the Company’s assets or curtail or discontinue the Company’s operations. If any of these events happen, investors may lose all or part of their investment.

Potential political, economic and military instability in Israel, where the principal place of business, members of the management team, facilities and employees are located.

The Company’s principal place of business and its facilities, where most of its employees are employed, are located in Rehovot and Yavne, Israel. In addition, the majority of the Company’s key employees and senior management are Israeli citizens. Accordingly, political, economic, and military conditions in Israel may directly affect the Company’s business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group d in Lebanon). While Israel has entered into peace agreements with Egypt, Jordan, the United Arab Emirates, Bahrain, Morocco and Sudan, it has no peace arrangements with any other neighboring or other Arab countries. In addition, relations between Israel and Iran continue to be hostile due to the fact that Iran is perceived by Israel as a sponsor of Hamas and Hezbollah, maintains a military presence in Syria and is viewed as a strategic threat to Israel in light of its nuclear program. The assassinations of Iran’s senior generals Qassim Soleimani by the United States military and Mohsen Farichasde, which Iran claims is associated with Israel, have contributed to the tension in the region and further intensified the hostility between Iran and Israel and between Israel and Hezbollah, which is positioned alongside Israel’s northern border. In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies, whether as a result of hostilities in the region or otherwise. The restrictive laws, policies, or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse effect on the Company’s business in the future, for example, by way of sales opportunities that the Company could not pursue or from which the Company will be precluded. In addition, should the movement for boycotting, divesting, and sanctioning Israel and Israeli institutions (including universities) and products become increasingly influential in the United States, Canada and elsewhere, this may also adversely affect the Company’s business and financial condition. Further deterioration of Israel’s relations with the Palestinian Authority or countries in the Middle East could expand the disruption of international trading activities in

Israel, may materially and negatively affect the Company’s business conditions, could harm the Company’s results of operations, and adversely affect the market price of the Common Shares.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect the Company’s operations and results of operations and the market price of the Common Shares.

The Company’s commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, the Company cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate the Company fully for damages incurred. Any losses or damages incurred by the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. For example, on October 7, 2023, Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel. On the same day, the Israeli government declared that the country was at war, and the Israeli military began to call up reservists for active duty, including a few of the Company’s employees. The Company’s operations could be disrupted by these and future reserve duty call-ups. While none of the Company’s facilities or infrastructure have been damaged since the war broke out on October 7, 2023, the import and export of goods may experience disruptions in and out of Israel as a result of such military conflict. The Company currently relies on drying locations in Northern Israel, in areas which may be at greater risk for disruption as a result of such military conflict, and is in the process of examining and evaluating other potential drying alternatives and growing inventory levels in the United States to mitigate the risk of disruption. A prolonged war could result in further military reserve duty call-ups in the future, as well as irregularities in the Company’s supply chain, the movement of components and raw materials into Israel and the Company’s finished products exported from Israel. Such disruption could materially adversely affect the Company’s business, prospects, financial condition and results of operations.

Additional requirements for capital.

Substantial additional financing may be required if the Company is to be successful with the development of its business. No assurances can be given that the Company will be able to raise the additional capital that it may require for its anticipated future program of launching new products, such as cosmeceuticals or new nutraceutical cell-product lines, and expanding existing product lines, such as the VINIA® line of products, and any upgrades or improvements that the Company may need to make to its facilities to support the manufacture of its products or the provision of CDMO services. Any additional equity financing may be dilutive to investors, and debt financing, if available, may involve restrictions on financing and operating activities. There is no assurance that additional financing will be available on terms acceptable to the Company, if at all. If the Company is unable to obtain additional financing as needed, it may be required to reduce the scope of its operations or anticipated expansion or may not be able to further develop its business at all.

General business risk and liability.

Given the nature of the Company’s business, it may, from time to time, be subject to claims or complaints from investors or others in the normal course of business. The legal risk facing the Company and its directors, officers and employees in this respect includes potential liability for violations of securities laws, breach of fiduciary duty or misuse of investors’ funds. Some violations of securities laws and breaches of fiduciary duty could result in civil liability, fines, sanctions or the suspension or revocation of the Company’s right to carry on its existing business. The Company may incur significant costs in connection with such potential liabilities.

Product development.

If the Company cannot successfully develop, manufacture and distribute its products, or if the Company experiences difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, the Company may not be able to develop market-ready commercial products at acceptable costs, which would adversely affect its ability to effectively enter or maintain its position in the market. A failure by the Company to achieve a low cost structure through economies of scale or improvements in manufacturing processes would have a material adverse effect on its commercialization plans and its business, prospects, results of operations and financial condition.

Reliance on key business inputs.

The Company’s business is dependent on a number of key inputs and their related costs, including raw materials and supplies related to its growing operations, as well as electricity, water and other utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs (e.g. rising energy costs) could materially impact the business, financial condition and operating results of the Company. Any ability to secure required supplies and services or to do so on appropriate terms could also have a materially adverse opinion impact on the business, financial condition and operating results of the Company.

Reliance on third-party suppliers and white-label manufacturers.

The Company intends to maintain a full supply chain for the production of its products. The loss of or disruption to its existing or future suppliers and white-label manufacturers would have a material adverse effect on its business and operational results. With respect to raw ingredient and packaging suppliers, given that the Company imports certain inputs to its products from foreign countries, the Company may be subject to disruptions in supply, time delays, and/or cost increases as a result of economic, political, social or other macro factors occurring in those countries, or globally, which are beyond its control. Such disruptions to the supply of key product inputs would have negative downstream impacts on the Company’s overall product development timeline and costs.

Maintenance obligations and facility disruptions.

The Company’s manufacturing processes and those of any of its white-label manufacturers are vulnerable to operational problems that could impair the ability of their respective facilities to manufacture products and the Company to provide CDMO services. The Company and any of its white-label manufacturers could experience a breakdown in any of its machines or other important equipment, and from time to time, planned or unplanned maintenance outages that cannot be performed safely or efficiently during normal hours of operation. Such disruptions could cause a loss of production of the Company’s products or delay in the provision of CDMO services, which could potentially have a material adverse effect on the business, financial conditions and operating results of the Company.

Success of quality control systems.

The quality and safety of the Company’s products are critical to the success of its business and operations. As such, it is imperative that the Company’s quality control systems and those of its service providers operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality of training programs and the degree of adherence by personnel to quality control guidelines.

Effectiveness and efficiency of advertising and promotional expenditures.

The Company’s future growth and profitability will depend on the effectiveness and efficiency of its advertising and promotional expenditures, including its ability to (i) create awareness of its current and future products and CDMO services; (ii) determine the appropriate creative message and media mix for future advertising expenditures; (iii) differentiate its products and CDMO services from those of its competitors and (iv) effectively manage advertising and promotional costs in order to maintain acceptable operating margins. There can be no assurance that advertising and promotional expenditures will result in revenues in the future or will generate awareness of the Company’s current and future products and CDMO services. In addition, no assurance can be given that the Company will be able to manage its advertising and promotional expenditures on a cost-effective basis.

Failure to develop the Company’s technology to accommodate increased traffic could reduce demand for its products and impair the growth of its business.

The Company periodically enhances and expands its technology and transaction-processing systems, network infrastructure and other technologies to accommodate increases in the volume of traffic on its e-commerce websites. Any inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to manage increased traffic may cause unanticipated system disruptions, slower response times and degradation in the sales of its products, including the speed of order fulfillment. Failure to manage increased traffic could harm the Company’s reputation and significantly reduce demand for its products, which would impair the growth of its business. The Company may be unable to improve and increase the capacity of its network infrastructure sufficiently or anticipate and react to expected increases in the use of its e-commerce websites to handle increased volume.

The Company continues to enhance its e-commerce websites to better support new features and functionality expected by its customers. Failure of these to perform as expected could lead to customer dissatisfaction and loss of business.

Increasing consumer acceptance of the Internet as a medium of commerce is important to the success of the Company’s business strategy and future revenue growth.

The majority of the Company’s products are sold through its e-commerce websites, VINIA.com and VINIA.co.il, and Amazon®1 Marketplace. The failure of the Internet to continue developing into a significant commercial medium would harm the Company’s ability to increase its revenue and execute its business strategy. Rapid growth in the acceptance and use of the Internet as an effective medium of commerce is a recent development. The acceptance and use of the Internet may not continue to develop, and a sufficiently broad of consumers may not adopt and continue to use the Internet as a medium of commerce. The Company relies on purchasers who have historically used traditional means of commerce to purchase goods or transact business. If the Company is to be successful, these purchasers must accept and use the Internet as a means of purchasing goods and services and exchanging information. The Company cannot predict the rate at which these purchasers will do so.

Any future disputes between the Company and Amazon®1 may cause a loss of sales.

The Company currently generates approximately 80 percent of its revenue by direct-to-consumer sales through its e-commerce websites, VINIA.com and VINIA.co.il and approximately 20 percent of its revenue from Amazon®1 Marketplace. Should a future dispute exist between the Company and Amazon®(1) regarding any policy violation, the Company account may be suspended or closed which could cause a loss of sales that may take some time for the Company to make up through another customer/channel. The Company expects this risk to be reduced over time as it diversifies its channel/customer composition.

1 The Company and its business, operations and products are not affiliated with, endorsed or sponsored by Amazon.com, Inc. or Amazon Technologies, Inc. “Amazon®” is a registered trademark of Amazon Technologies, Inc.

The growth of the market for the Company’s products depends on the development and maintenance of the Internet infrastructure.

The Company’s business is primarily based on selling its products over the Internet, and the success of its business, therefore, depends on the development and maintenance of a sound Internet infrastructure. This includes the maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as the timely development of complementary products such as high-speed modems to provide reliable Internet access and services. The Company’s ability to increase the speed and scope of the sale of its products is limited by and depends upon, the speed and reliability of both the Internet. Consequently, as Internet usage increases, the growth of the market for its products depends upon improvements made to the Internet to alleviate overloading and congestion. In addition, any delays in the adoption of new standards and protocols required to govern increased levels of Internet activity or increased governmental regulation may have a detrimental effect on the Internet infrastructure.

The Company recognizes e-commerce revenue from customers’ subscriptions and, therefore, a significant downturn in its business may not be immediately reflected in its operating results.

The Company recognizes certain e-commerce revenue from its customers’ subscriptions. As a result, a significant portion of the revenue the Company reports in each quarter is generated from subscriptions entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any one quarter may not impact the Company’s financial performance in that quarter but might negatively affect its e-commerce revenue in future quarters. If a number of subscriptions expire and are not renewed in the same quarter, the Company’s revenue may decline significantly in that quarter and subsequent quarters. In addition, the Company may be unable to adjust its fixed costs in response to reduced revenue. Accordingly, the effect of significant declines in sales or renewals and market acceptance of the Company’s products may not be reflected in its short-term results of operations.

Payments-related risks.

The Company accepts payments for its products using a variety of methods, including credit cards, debit cards and payment upon delivery. For existing and future payment options the Company offers to its customers, it currently is subject to and may become subject to additional regulations and compliance requirements (including obligations to implement enhanced authentication processes that could result in significant costs and reduce the ease of use of its payments methods), as well as fraud. For certain payment methods, including credit and debit cards, the Company pays interchange and other fees, which may increase over time and raise its operating costs and lower profitability. Failure to comply with these rules or requirements, as well as any breach, compromise, or failure to otherwise detect or prevent fraudulent activity involving the Company’s data security systems, could result in it being liable for card issuing banks’ costs, subject to fines and higher transaction fees, and loss of its ability to accept credit and debit card payments from its customers, process electronic funds transfers or facilitate other types of online payments, and its business and operating results could be adversely affected.

Changing consumer preferences.

As a result of rapidly changing consumer preferences, which are difficult to predict and over which the Company has little, if any, control, many nutraceutical and cosmeceutical products attain financial success for a limited period of time. Even if the Company’s current and future products find retail success, there can be no assurance that any of these products will continue to see extended financial success. The Company’s success will be dependent upon its ability to anticipate or quickly adapt to changing consumer preferences and develop new products that satisfy such preferences. Even if the Company is successful in introducing new products or developing its current products, a failure to continue to evolve its products to meet consumer preferences could cause a decline in its products’ popularity that could reduce its revenues and harm its business, operating results and financial condition.

Risks related to prices.

As the market for the Company’s products and CDMO services matures, or as new or existing competitors introduce new products or services that compete with the Company’s products and CDMO services, the Company may experience pricing pressure and be unable to renew its agreements with existing customers or attract new customers at prices that are consistent with its pricing model and operating budget. If this were to occur, it is possible that the Company would have to change its pricing model or reduce its prices, which could harm its revenue, gross margin and operating results.

Fluctuations in foreign currency exchange rates.

The Company is subject to foreign currency risk. The strengthening or weakening of the Canadian or United States dollar or new Israeli shekel versus other currencies will impact the translation of the Company’s net revenues generated in these foreign currencies into Canadian or United States dollars or new Israeli shekels. The Company imports certain ingredients in its products from foreign countries and so may become forced to pay higher rates for ingredients as a result of the weakening of the Canadian or United States dollar, new Israeli shekel or Euro.

The Company has not entered into arrangements or agreements or purchased instruments to hedge its exchange rate risks, and there is no assurance that the Company will enter into such arrangements or agreements or purchased instruments in the future and, if so, that it will continue to do so in the future. The availability and effectiveness of any hedging transaction may be limited, and as a result, the Company may not be able to successfully hedge its exchange rate risks in the future.

Product recalls as a result of the products not having the intended effects or causing undesirable side effects.

Product manufacturers and distributors are sometimes required to recall or initiate returns of their products for various reasons, including product defects such as contaminations, unintended harmful side effects or interactions with other products, packaging safety and inadequate or inaccurate labeling disclosure. While the Company believes that all of its products and the combinations of ingredients in them are safe when taken as directed, if any of the Company’s products are recalled, it could incur unexpected expenses relating to the recall and any legal proceedings that might arise in connection with the recall. The Company may lose significant revenue due to loss of sales and may not be able to compensate for or replace that revenue.

In addition, the Company’s products may not have the effect intended if they are not taken in accordance with certain instructions, which include certain dietary restrictions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen cohort. Furthermore, a highly publicized actual or perceived problem with products that the Company supplies could adversely affect the market’s perception of its products, which may result in a decline in demand for products supplied by the Company, thereby reducing the Company’s revenues and operating results, which could have a material adverse effect on the Company’s business.

Product liability claims.

Although the Company believes that it maintains adequate insurance coverage, it may from time to time be subject to claims for damages resulting from defects in products that it supplies. Product liability claims, even if unsuccessful, may result in significant litigation costs to defend the claims as well as other costs incurred to remedy the problem, such as product recalls, which could substantially increase the Company’s expenses. Successful or partially successful product liability claims could result in significant monetary liability and could seriously disrupt the Company’s business, particularly if the Company’s insurance coverage is inadequate or unavailable in respect of any such claims.

Insurance.

The Company’s operations, products and services may result in the Company becoming subject to liability for environmental damage, property damage, personal injury or other hazards. The Company has obtained or may obtain insurance in accordance with industry standards to address certain risks; such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not be insurable in all circumstances, or, in certain circumstances, the Company may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to the Company. The occurrence of a significant event that the Company is not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on the Company’s financial position, results of operations or prospects.

Management of growth.

The inability of the Company to successfully manage its growth could have a material adverse effect on its operating results and cause its results from operations to fluctuate. As part of the Company’s growth strategy, it intends to introduce new and expand existing product lines, expand sales of its products to existing and new customers in new and existing territories and develop the CDMO Services Business Unit. The Company’s expense levels are d, in part, on expected future revenues, and the Company is constrained in its ability to reduce expenses quickly if, for any reason, its sales or revenue levels do not meet expectations for a particular quarter or period. Furthermore, rapid expansion may place a significant strain on the Company’s senior management team and other key personnel, as well as its business processes, operations and other resources. The Company’s ability to manage growth will also depend in part on its ability to continue to enhance its management information systems in a timely fashion, particularly if customer demands change in ways that the Company does not anticipate. Any inability to manage growth could result in delivery or service delays of the Company’s products and CDMO services and cancellation of customer orders or engagements, which could have a material adverse effect on the Company’s business.

Computer system failures, cyber-attacks or deficiencies in the Company’s or related parties’ cyber security could result in a material disruption of its product development programs, compromise sensitive information related to the Company’s business or trigger contractual and legal obligations, any of which could potentially expose it to liability or reputational harm or otherwise adversely affect it business and financial results.

The Company has implemented its security measures designed to protect the information (including but not limited to intellectual property, proprietary business information and personal information) in its possession, custody or control. The Company’s internal computer systems and those of current and future third parties (such as vendors, collaborators or others) on which the Company relies may fail and are vulnerable to breakdown, breach, interruption or damage from computer viruses, computer hackers, malicious code, employee error or malfeasance, theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures or other compromise. Despite the Company’s security practices, there is a risk that it may be subject to phishing and other cyberattacks in the future. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased.

The Company may not be able to anticipate all types of security threats, and it may not be able to implement preventive measures effective against all such security threats. The techniques used by cybercriminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. The Company’s information technology and other internal infrastructure systems, including corporate firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure that could disrupt its operations. If such an event were to occur and cause interruptions in the Company’s operations, it could result in a material disruption of its development programs and business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays and significantly increase the costs to recover or reproduce the data. Likewise, the Company may rely on third parties in connection with the manufacture of its existing or future products, the performance of the CDMO services and the conduct of clinical trials, and similar events relating to their computer systems could also have a material adverse effect on its business.

To the extent that any disruption or security breach was to result in a loss of, or damage to, its data or applications, or inappropriate use, disclosure of or access to confidential or proprietary information, the Company could incur liability, its competitive position could be harmed and the further development and commercialization of its product candidates or any future product candidates could be hindered or delayed. If the Company were to experience a significant cybersecurity breach of its information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties, data subjects, regulators or others could be material. In addition, the Company’s remediation efforts may not be successful. Moreover, if the information technology systems of the Company’s vendors, collaborators or other contractors or consultants become subject to disruptions or security breaches, it may have insufficient recourse against such third parties, and it may have to expend significant resources to mitigate the impact of such an event and to develop and implement protections to prevent future events of this nature from occurring. If the Company does not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, it could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information. Furthermore, any such event that leads to unauthorized access, use or disclosure of personal information, including personal information regarding clinical trial participants or employees, could harm the Company’s reputation, compel it to comply with federal and/or state/provincial breach notification laws, cause it to breach its contractual obligations, subject it to mandatory corrective action, and otherwise subject it to liability under laws, regulations and contracts that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages. As cyber threats continue to evolve, the Company may be required to incur significant additional expenses in order to enhance its protective measures or to remediate any information security vulnerability.

The financial exposure from the events referenced above could either not be insured against or not be fully covered through any insurance that the Company maintains. There can be no assurance that the limitations of liability in the Company’s contracts would be enforceable or adequate or would otherwise protect it from liabilities or damages as a result of the events referenced above.

Conflicts of interest risk.

While the consulting and employment agreements between the Company and its directors and officers typically include non-competition clauses, certain of these directors and officers may, from time to time, become involved in other business ventures in the biotechnology, nutraceutical, cosmeceutical, CDMO services and related industries through their direct and indirect participation in corporations, partnerships, joint ventures, and the like that may become potential competitors to the Company. Situations may arise in connection with potential acquisitions or opportunities where the other interests of these directors and officers conflict with or diverge from the Company’s interests. In accordance with the BCBCA, directors who have a material interest in any person who is a party to a material contract or a proposed material contract are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors and officers are required to act honestly and in good faith with a view to the Company’s best interests. However, in conflict-of-interest situations, directors and officers may owe the same duty to another company and will need to balance their competing interests with their duties to the Company. Circumstances (including with respect to future corporate opportunities) may arise that may be resolved in a manner that is unfavorable to the Company.

Governmental regulations.

The processing, manufacturing, packaging, labeling, advertising and distribution of the Company’s products are subject to regulation by one or more national, state/provincial and state regulatory authorities where the Company currently sells and desires to sell its products. Achievement of the Company’s business objectives is contingent, in part, upon compliance with the regulatory requirements, including those imposed by the United States Food and Drug Administration (“FDA”), the Israeli Ministry of Health, Health Canada and other government authorities, enacted by these government authorities and obtaining, where required, all regulatory approvals, for the sale of its products. The Company cannot predict the time required to secure all appropriate regulatory approvals or support claims for its products or the extent of testing and documentation that may be required by government authorities. Any delays in obtaining or failure to obtain or maintain regulatory approvals or compliance with governmental regulations could significantly delay the development of the Company’s products or require the reformulation of the Company’s products, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

Dietary supplements and dietary ingredients that do not comply with regulations may be deemed adulterated or misbranded. Manufacturers and distributors of dietary supplements and dietary ingredients are prohibited from marketing products that are adulterated or misbranded, and regulatory authorities may take enforcement action against any adulterated or misbranded dietary supplement on the market.

If the Company violates applicable regulatory requirements, a regulatory authority may bring enforcement actions against the Company, which could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations. A regulatory authority may not accept the evidence of safety for any new ingredient that the Company may wish to market, may determine that a particular supplement or ingredient presents an unacceptable health risk and may determine that a particular claim or statement of nutritional value that the Company uses to support the marketing of a supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim” or a “structure/function claim” Any of these actions could prevent the Company from marketing particular nutritional supplement products or making certain claims or statements with respect to those products. Regulatory authorities could also require the Company to remove a particular product from the market. Any future recall or removal would result in additional costs to the Company, including lost revenues from any products that the Company is required to remove from the market, any of which could be material. Any product recalls or removals could also lead to an increased risk of litigation and liability, substantial costs and reduced growth prospects.

A regulatory authority in one jurisdiction may interpret claims or products presumptively valid under the laws and regulations of another jurisdiction as illegal under that jurisdiction’s regulations.

Additional or more stringent laws and regulations of dietary supplements and other products have been considered from time to time. These developments could require the reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, or other new requirements. Any of these developments could increase the Company’s costs significantly. In addition, regulators’ evolving interpretation of existing laws could have similar effects.

The United States Federal Trade Commission (the “FTC”), the Canadian Ad Standards (“Ad Standards”) and the Israeli Ministry of Health exercise jurisdiction over the advertising of dietary supplements and requires that all advertising to consumers be truthful and non-misleading. These regulatory authorities actively monitor the dietary supplement space and have instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. Failure to comply with applicable regulations could result in substantial monetary penalties, which could have a material adverse effect on the Company’s financial condition or results of operations.

Compliance with manufacturing regulations.

Governmental authorities ensure the quality of food products and dietary supplements/nutraceuticals by carefully monitoring food and dietary supplement manufacturers’ compliance with GMP regulations. The good manufacturing practices (“GMP”) regulations for food products and dietary supplements/nutraceuticals contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of food products and dietary supplements/nutraceuticals. There can be no assurances that the Company’s existing facilities and those of white-label manufacturers will be able to meet the Company’s timetable and requirements. Further, white-label manufacturers must operate in compliance with GMP regulations, and failure to do so could result in, among other things, the disruption of product supplies. The Company’s dependence upon third parties for the manufacture of its products may adversely affect its profit margins and its ability to develop and deliver products on a timely and competitive basis.

The Company may face manufacturing stoppages and other challenges associated with audits or inspections by regulatory authorities.

The regulatory authorities may, at any time and from time to time, audit the facilities in which a product of the Company is manufactured. If any such inspection or audit of such facilities identifies a failure to comply with applicable regulations or if a violation of GMP regulations, the product specifications or other applicable regulations occurs independently of such an inspection or audit, the relevant regulatory authority may require remedial measures that may be costly or time-consuming for the Company to implement and that may include the temporary or permanent suspension of commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon the Company could materially harm its business.

Risks associated with enrolling candidates in clinical trials and other assessments for the Company’s nutraceutical and cosmeceutical products.

There may be significant competition for recruiting candidates in clinical trials and other assessments, and the Company may be unable to enroll the candidates it needs to complete clinical trials and other assessments on a timely basis or at all. The factors that affect its ability to enroll candidates are largely uncontrollable and include, but are not limited to, the following:

•the size and nature of the candidate population;

•the design of the study protocol;

•the competition with other companies for candidates; and

•the perceived risks and benefits of the products under study.

Delays in completing clinical trials and other assessments may prevent the Company from marketing particular nutritional supplement products or making certain claims or statements with respect to those products.

Delay in achieving or failure to achieve publicly announced milestones.

From time to time, the Company may announce the timing of certain events it expects to occur, such as the anticipated timing of results from its research and development of future products, financial achievements and revenue targets. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as initiation or completion of a research and development or manufacturing stage of a future product, product lines or CDMO services, the entry into development agreements to provide CDMO services, the entry obtaining regulatory approval or announcement of clinical trials may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during the research and development phase, the timing of the completion of clinical trials or any other event that has the effect of delaying the publicly announced timeline. The Company undertakes no obligation to update or revise any forward-looking information or statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestones could have a material adverse effect on its business plan, financial condition or operating results and the trading price of the Common Shares.

Competition risk.

The Company faces competition in the markets in which the Company operates and intends to operate in the near future. While the Company believes that the Botanical Synthesis Platform Technology provides an advantage over its competitors, some of the Company’s competitors may be or become better positioned to develop superior products and services at lower costs and able to better adapt to changing market conditions than the Company. The Company’s ability to compete depends on, among other things, science-d claims, patentability and protection of intellectual property, consistency, sustainability, high product quality, efficacy, short lead-time, timely delivery, competitive pricing, range of product offerings and superior customer service. Increased competition in the markets in which the Company operates may force it to reduce its product prices or may result in increased costs and may have a material adverse effect on its business and operating results. Any decrease in the quality of the Company’s products or CDMO services or level of service to customers or any forced decrease in product pricing may adversely affect its business and operating results.

The biotechnology, nutraceutical, cosmeceutical and CDMO services industries are intensely competitive and subject to rapid and significant technological change. The Company’s competitors include large, well-established biotechnology, nutraceutical, cosmeceutical and CDMO services companies and academic and research institutions.

Many of the Company’s competitors have substantially greater financial, technical and human resources than the Company has and have significantly greater experience than the Company in scaling up manufacturing operations and obtaining regulatory approvals of products. Accordingly, the Company’s competitors may succeed in obtaining regulatory approval for products more rapidly than it does. The Company’s ability to compete successfully will largely depend on:

•the efficacy and safety profile of the Company’s future products relative to marketed products and other future products in development;

•the Company’s ability to develop and maintain a competitive position in the product and service categories and technologies on which it focuses;

•the time it takes for the Company’s future products to complete clinical development and receive marketing approval;

•the Company’s ability to obtain required regulatory approvals;

•the Company’s ability to commercialize future products and product lines;

•the Company’s ability to establish, maintain and protect intellectual property rights related to the Company’s existing and future products and product lines; and

•the acceptance and promotion of any of the Company’s existing and future products by medical practitioners and social influencers.

Competitors have developed and may develop technologies that could be the basis for products and services that challenge the products the Company is developing and manufacturing or the CDMO services the Company is providing. Some of those products or services may be more effective or less costly than the Company’s products and CDMO services. The success of the Company’s competitors and its products and technologies relative to its technological capabilities and competitiveness could have a material adverse effect on the future development of products, including its ability to obtain the necessary regulatory approvals and the provision of CDMO services. This may further negatively impact the Company’s ability to generate future product development programs. If the Company is not able to compete effectively against its current and future competitors, its business will not grow, and its financial condition and operations will substantially suffer.

Obsolescence.

Maintaining a competitive position requires constant growth, development, strategic marketing, and planning. If the Company is unable to maintain a technological advantage, the Company’s ability to grow its business will be adversely affected, and its products, CDMO services, technologies or operations may become obsolete compared with other products, services, technologies or operations.

Loss of key personnel.

The Company heavily relies on the capabilities and experience of its key executives and scientists, and the loss of any of them could affect its ability to develop its products or provide CDMO services. The loss of the Company’s Chairperson of the Board, Chief Executive Officer or other key members of staff could harm the Company. The Company also depends on its collaborators and advisors, all of whom have outside commitments that may limit their availability to the Company. In addition, the Company’s future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial manufacturing and regulatory personnel. The Company enters into agreements with scientific and clinical collaborators and advisors, key opinion leaders and academic partners in the ordinary course of its business. The Company cannot predict its success in hiring or retaining the personnel it requires for continued growth. The loss of the services of any of the Company executive officers or other key personnel could potentially harm the Company’s business, operating results or financial condition.

Negative results from clinical trials or studies of others and adverse safety events.

From time to time, studies or clinical trials on various aspects of nutraceutical and cosmeceutical products are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the nutraceutical or cosmeceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to the Company’s existing products and future products, or the categories in which the Company’s existing products or future products compete, could adversely affect the Company’s future commercialization efforts, its share price and its ability to finance future development of its future products, and its business and financial results could be materially and adversely affected.

Risks related to potential intellectual property claims and patent infringement.

Biotechnology companies frequently own trademarks and trade secrets and often enter into litigation based on allegations of infringement or other violations of intellectual property rights. While the Company believes that its existing and future products, CDMO services and operations will not violate the intellectual property rights of third parties, the Company may be subject to intellectual property rights claims in the future, and its products may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination could also prevent the Company from offering its products and services to others and may require that it procure substitute products or services for these members.

With respect to any intellectual property rights claim, the Company may have to pay damages or stop using intellectual property found to be in violation of a third party’s rights. The Company may have to seek a license for the intellectual property, which may not be available on reasonable terms and may significantly increase its operating expenses. The technology also may not be available for license to the Company at all. As a result, the Company may also be required to pursue alternative options, which could require significant effort and expense. If the Company cannot license or obtain an alternative for the infringing aspects of its business, it may be forced to limit its product and service offerings and may be unable to compete effectively. Any of these results could harm the Company’s brand and prevent the Company from generating sufficient revenue or achieving profitability.

Protection and enforcement of intellectual property.

The Company’s success will depend in part upon its ability to protect its intellectual property, including licensed intellectual property, and proprietary technologies and upon the nature and scope of the intellectual property protection it receives. The ability to compete effectively and to achieve partnerships will depend on the Company’s ability to develop and maintain proprietary aspects of its technology and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit the Company’s ability to develop and commercialize its products to conduct existing research and could require financial resources to defend against litigation, which may be in excess of its ability to raise such funds. There is no assurance that the Company’s patents will be sufficient to protect its proprietary technology and gain or keep any competitive advantage that the Company may have or will be upheld in any proceedings brought by any third parties.

The Company relies upon patents, copyrights, trade secrets, unpatented proprietary know-how and continuing technology innovation to protect the intellectual property that it considers important to the development of the Company’s business. The Company relies on various methods to protect its proprietary rights, including patent applications, confidentiality agreements with its partners, collaborators, advisors, consultants, employees, service providers and management that contain terms and conditions prohibiting the unauthorized use and disclosure of its confidential information. However, despite the Company’s efforts to protect its intellectual property rights, unauthorized parties may attempt to copy or replicate its intellectual property. There can be no assurances that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or independent third-party development of its intellectual property. While the Company believes that competitors are unlikely to have the necessary technical ability, resources or capacity to successfully develop, replicate and/or implement certain of the Company’s technologies, and in particular, the Botanical Synthesis Platform Technology, to the same extent or at all, it may be possible that other companies can duplicate the Company’s technologies and processes.

The patent positions of biotechnology, nutraceutical, cosmeceutical and CDMO services companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents issued to the Company may be challenged, invalidated or circumvented. To the extent the Company’s intellectual property, including licensed intellectual property, offers inadequate protection or is found to be invalid or unenforceable, the Company is exposed to a greater risk of direct competition. If the Company’s intellectual property does not provide adequate protection against its competitors’ products, its competitive position could be adversely affected, as could its business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time-consuming, expensive and may divert its management’s attention and its resources, and the laws of some foreign countries may not protect the Company’s intellectual property rights to the same extent as the laws of the United States. The Company will be able to protect its intellectual property from unauthorized use by third parties only to the extent that its proprietary technologies, key products and any future products and CDMO services are covered by valid and enforceable intellectual property rights, including patents or are effectively maintained as trade secrets, and provided it has the funds to enforce its rights, if necessary.

Expiration and loss of patents.

While the Company believes that competitors are unlikely to have the necessary technical ability, resources or capacity to successfully develop, replicate and/or implement certain of the Company’s technologies, and in particular, the Botanical Synthesis Platform Technology, to the same extent or at all, the expiration of patents would nonetheless negatively affect the Company’s ability to enforce its rights against competitors. Competitors may potentially reverse engineer the Company’s technologies, including but not limited to the Botanical Synthesis Platform Technology, and compete directly with the Company in any market where a patent is no longer in force. This may require the Company to reduce the sales price of existing products or fees for CDMO services to remain competitive, invest in further research and development to improve products and CDMO service performance and obtain new patent protection or expend additional funds on marketing to promote brand loyalty. The Company may endeavor to extend the patent life through subsequent patent applications. Commercial products will include intellectual property in the form of trade secrets and know-how; however, this alone cannot protect against competitors designing new technologies, products or services directed to the Company’s patented technologies and processes upon expiration of said patents.

Third-party license risk.

The Company may, from time to time, require third-party licenses to effectively develop, manufacture and/or sell its key products or provide the CDMO services, and it may be unable to predict the availability or cost of such licenses.

A substantial number of patents have already been issued to other biotechnology companies. To the extent that valid third-party patent rights cover its products or CDMO services, the Company or its strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services, and payments under them would reduce its profits from these products and services. The Company is currently unable to predict the extent to which it may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights, and whether a license to such patents will be available on acceptable terms or at all. There may be patents in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. The Company’s inability to obtain such licenses may hinder or eliminate its ability to manufacture and market its products or provide and market its CDMO services.

Disclosure of proprietary information and trade secrets to third parties.

The Company may, from time to time, rely to a certain extent on third parties in order to develop or manufacture its products or provide CDMO services, and it may share trade secrets with them. The Company seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically restrict the ability of its partners, collaborators, advisors, employees and consultants to publish data potentially relating to the Company’s trade secrets. The Company’s partners and collaborators may have rights to publish data, provided that the Company is notified in advance and may delay publication for a specified time in order to secure intellectual property rights arising from the collaboration. In other cases, publication rights may be controlled exclusively by the Company, although in some cases, the Company may share these rights with other parties. The Company may also conduct joint research and development programs, which may require it to share trade secrets under the terms of research and development collaborations or similar agreements. Despite the Company’s efforts to protect its trade secrets, its competitors may discover its trade secrets, either through breach of these agreements, independent development or publication of information including its trade secrets in cases where the Company does not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of the Company’s trade secrets may impair the Company’s competitive position and could have a material adverse effect on its business and financial condition.

Smaller companies.

Market perception of smaller companies may change, potentially affecting the value of investors’ holdings and the ability of the Company to raise further funds through the issue of further Common Shares or otherwise. The share price of publicly traded smaller companies can be highly volatile. The value of the Company’s securities may go down as well as up, and, in particular, the share price may be subject to sudden and large falls in value given the restricted marketability of the Common Shares, results of operations, changes in earnings estimates or changes in general market, economic and political conditions.

The Company’s operations may be negatively affected by global financial conditions.

Global financial conditions continue to be characterized as volatile. In recent years, global markets have been adversely impacted by various credit crises and significant fluctuations in prices, availability and delivery of fuel and energy, metals, and critical components, including as a result of the COVID-19 pandemic and due to significant fluctuations in commodity prices as a result of the ongoing military conflict between Ukraine and Russia and the economic sanctions imposed on Russia in connection therewith. Many industries have been impacted by these market conditions. Global financial conditions remain subject to sudden and rapid destabilizations in response to international events, as government authorities may have limited resources to respond to future crises. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect a particular offering of securities of the Company, the Company’s prospects, cash flows, results of operations, investments or financial condition or the value of the Common Shares. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability (such as the Russian invasion of Ukraine), changes to energy prices or sovereign defaults. If increased levels of volatility continue or in the event of a rapid destabilization of global economic conditions, it may result in a material adverse effect on prices, demand, availability of credit, investor confidence, and general financial market liquidity, all of which may adversely affect a particular offering of securities of the Company, the Company’s prospects, cash flows, results of operations, investments or financial condition or the value of the Common Shares.

The Company is a “foreign private issuer” and, as a result, is not subject to U.S. proxy rules and are subject to the Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

The Company reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Because the Company qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (a) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (b) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (c) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F as promptly as U.S. domestic issuers. In addition, The Company is permitted to disclose limited compensation information for its executive officers on an individual basis. Further, the Company is not required to comply with Regulation FD, which restricts the selective disclosure of material non-public information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s securities on the basis of the information. These exemptions and leniencies reduce the frequency and scope of information and protections afforded to shareholders of a company that is not a foreign private issuer.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second financial quarter, and, accordingly, the next determination will be made with respect to the Company will be on June 30, 2026. In the future, the Company could lose its foreign private issuer status if (a) more than 50% of its outstanding voting securities are owned by U.S. residents and (b) a majority of its directors or executive officers are U.S. citizens or residents, or the Company fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If the Company loses it foreign private issuer status, the Company will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. The Company will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. As company that is not a foreign private issuer, the Company will incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

Risks Relating to the Company’s Securities

Any return on investment from the Common Shares is not guaranteed.

There can be no assurance regarding the amount of return to be generated by the Company’s business. The Common Shares are equity securities of the Company and are not fixed-income securities. Unlike fixed-income securities, there is no obligation of the Company to distribute to shareholders of the Company a fixed amount or to return the initial purchase price of a Common Share on a date in the future. The market value of the Common Shares may deteriorate, and that deterioration may be significant.

The Company may not pay dividends.

The Company intends to retain earnings, if any, to finance the growth and development of its business and does not intend to pay cash dividends on the Common Shares in the foreseeable future. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors of the Company (the “Board”) and will depend upon, among other things, conditions then existing, including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

Future sales or issuances of debt or equity securities could decrease the value of any existing Common Shares, dilute investors’ voting power, reduce the Company’s earnings per share and make future sales of the Company’s equity securities more difficult.

The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, acquisitions or other projects. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of its securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to securityholders. Exercises of presently outstanding share options may also result in dilution to securityholders.

The Board has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders of the Company. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price for the Common Shares.

Sales of substantial amounts of the Company’s securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Company’s securities and dilute investors’ earnings per share. A decline in the market prices of the Company’s securities could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so. Sales of the Common Shares by shareholders might also make it more difficult for the Company to sell equity securities at a time and price that the Company deems appropriate.

The Common Share price has experienced volatility and may be subject to fluctuation in the future based on market conditions.

The Common Shares are listed and traded on the Nasdaq Global Market, or Nasdaq, under the symbol “BHST”, traded on the Frankfurt Stock Exchange under the symbol “8MV0”, traded on the Munich Stock Exchange under the symbol “8MV0”, traded on the Stuttgart Stock Exchange under the symbol “8MV0” and traded on the Dusseldorf Stock Exchange under the symbol “8MV0”. An investment in the Company’s securities is highly speculative. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the financial performance or prospects of any particular company. In addition, because of the nature of the Company’s business, certain factors such as the Company’s announcements, competition, the Company’s financial condition or results of operations as reflected in the Company’s interim and annual financial statements, the Company’s operating performance and the performance of competitors and other similar companies, changes in earnings estimates or recommendations by research analysts who track the Company’s securities or securities of other companies in the Company’s sector, general market conditions, announcements relating to litigation, the arrival or departure of key personnel and the factors listed elsewhere in this Prospectus Supplement can have an adverse impact on the market price of the Common Shares.

Any negative change in the public’s perception of the Company’s prospects could cause the price of the Company’s securities, including the price of the Common Shares, to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of biotechnology, nutraceutical, cosmeceutical or CDMO services companies in general could depress the price of the Company’s securities, including the price of the Common Shares, regardless of the Company’s results. In the past, following declines in the market price of a company’s securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of the Company’s management’s attention and resources.

Market disruption risks could have a material adverse effect on the market price of the Common Shares.

War and occupation, terrorism and related geopolitical risks may in the future lead to increased short-term market volatility and may have adverse long-term effects on world economies and markets generally. These risks could also adversely affect securities markets, inflation and other factors relating to the securities that would be held from time to time. Such events could, directly or indirectly, have a material adverse effect on the price of the Common Shares.

Holders of Common Shares are at risk for a substantial loss of capital.

Holders of Common Shares could experience a loss of all or substantially all of their investment in the Company. There can be no assurance that the Company will be able to generate positive returns. Therefore, an investment in the Company should only be considered by persons who can afford a loss of their entire investment.

The Company will have broad discretion over the use of the net proceeds from its financings, and it may not use these proceeds in a manner desired by its shareholders.

The Company will have broad discretion over the use of the net proceeds from its financings. Because of the number and variability of factors that will determine the Company’s use of such proceeds, the Company’s ultimate use might vary substantially from its planned use. Prospective investors may not agree with how the Company allocates or spends the proceeds from its financings. The Company may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of its securities, including the market value of the Common Shares, and that may increase its losses.

There is no assurance of a sufficient liquid trading market for the Common Shares in the future.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of the Common Shares or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, and that the Company will continue to meet the listing or quoting requirements of the Nasdaq Global Market or maintain listing on any other public listing exchange, including but not limited to the Frankfurt Stock Exchange, Munich Stock Exchange, Stuttgart Stock Exchange and Dusseldorf Stock Exchange.

There is currently no market through which the Company’s securities, other than the Common Shares, may be sold.

There is currently no market through which the securities of the Company, other than the Common Shares, may be sold and purchasers of securities of the Company, other than Common Shares, may not be able to resell such securities.

Holders of securities, other than Common Shares, have no rights as shareholders of the Company.

Until a holder of securities of the Company, other than Common Shares, acquires Common Shares upon exercise or conversion of such securities, such holder will have no rights with respect to any Common Shares underlying such securities. Upon exercise or conversion of such securities into Common Shares, such holder will be entitled to exercise the rights of a shareholder of the Company only as to matters for which the record date occurs after the exercise or conversion date.

MATERIAL CHANGES

Except as otherwise disclosed in this Prospectus Supplement there have been no material changes to our operations that have occurred since December 31, 2024, and that have not been described in a report on Form 6-K furnished under the Exchange Act and incorporated by reference into this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•Our Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025.

•Our Reports of Foreign Private Issuer on Form 6-K filed on April 1, 2025, April 1, 2025, May 12, 2025, May 15, 2025, May 15, 2025, May 21, 2025, June 4, 2025, June 19, 2025, July 3, 2025, July 7, 2025, August 11, 2025, August 11, 2025, August 13, 2025, August 15, 2025, September 9, 2025, September 10, 2025.

•The description of our securities contained in our Form 20-FR12G (File No. 000-56663), filed with the SEC on June 14, 2024, pursuant to Section 12 of the Exchange Act, together with any amendments filed for the purpose of updating that description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 40-F prior to the termination of the Offering shall be deemed to be incorporated by reference to this Prospectus Supplement and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Report of Foreign Private Issuer on Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Reports of Foreign Private Issuer on Form 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Reports of Foreign Private Issuer on Form 6-K so identified shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

The information we incorporate by reference is an important part of this Prospectus Supplement, and later information that we file with the SEC will automatically update and supersede the information contained in this Prospectus Supplement. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this Prospectus Supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at:

1140-625 Howe Street, Vancouver, British Columbia , V6C 2T6, Canada , Tel: (604) 689-5722, Attention: David K. Ryan, Vice President

CAPITALIZATION AND INDEBTENESS

The following table sets forth our assets, liabilities, and Shareholders’ equity as of June 30, 2025, In U.S. dollars in thousands.

You should read this table in conjunctions with the items titled “Unaudited Interim Consolidated Financial Statements For the Three and Six Months Ended June 30, 2025” and  “Management’s Discussion and Analysis for the Three and Six Months Ended June 30, 2025” and as furnished to the SEC as Exhibit 99.1 and Exhibit 99.2, respectively, to our Report of Foreign Price Issuer on Form 6-K on August 11, 2025, which are incorporated by reference herein.

As of June 30,
2025
Assets
Current assets
Cash and cash equivalents	$ 3,727
Trade accounts receivable	1,614
Other accounts receivable	858
Inventory	4,127
Total current assets	10,326
Non-current assets
Restricted cash	397
Property, plant and equipment, net	8,232
Right-of-use assets, net	8,843
Total non-current assets	17,472
Total assets	$ 27,798

Liabilities
Current liabilities
Trade accounts payable	$ 3,421
Other accounts payable	4,503
Deferred revenue	990
Lease liabilities	1,454
Loans	4,722
Liability for Agricultural Research Organization	1,552
Accrued liabilities	463
Total current liabilities	17,105
Non-current liabilities
Lease liabilities	9,654
Loans	5,262
Total non-current liabilities	14,916

Shareholders’ equity (deficit)
Share capital and contributed surplus	98,613
Accumulated deficit	(102,836)
Total Shareholders’ equity (deficit)	(4,223)
Total liabilities and shareholders’ equity (deficit)	$ 27,798

SELLING SHAREHOLDER

The Shares being offered by the Selling Shareholder are common shares that were previously issued to the Selling Shareholder. We are registering the Shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. For additional information regarding the Shares being offered by the Selling Shareholder pursuant to this Prospectus Supplement, see “Summary - Private Placement” above.

The table below lists the Selling Shareholder. The second column lists the number of common shares beneficially owned by the Selling Shareholder, based on its beneficial ownership of the Shares as of September 24, 2025. The third column lists the Shares being offered by this Prospectus Supplement by the Selling Shareholder. This Prospectus Supplement generally covers the resale of all of the Shares. The fourth column assumes the sale of all of the Shares offering by the Selling Shareholder pursuant to this Prospectus Supplement. The selling shareholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of common shares owned prior to the Offering	Maximum Number of common shares to be sold pursuant to this Prospectus Supplement	Number of common shares owned after the Offering
Downstream Holdings Ltd.	250,000	250,000	-
Total		250,000

USE OF PROCEEDS

The proceeds from the sale or other disposition of the Shares covered by this prospectus are solely for the account of the Selling Shareholder. Accordingly, we will not receive any proceeds from the sale or other disposition of the Shares and the net proceeds received from the sale or other disposition of the Shares by the Selling Shareholder, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of these Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions contained in our articles and by-laws. There summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our articles and by-laws, which have been filed under our profile on SEDAR+ at www.sedarplus.ca and as exhibits to the Registration Statement.

Authorized Share Capital

We are authorized to issue an unlimited number of common shares. Our common shares have no par value. As of September 24, 2025, there were 19,593,096 common shares issued and outstanding.

Common Shares

Our common shares are listed on the Nasdaq Global Market, or Nasdaq, under the symbol “BHST”.

The Shares offered under this Prospectus Supplement have all of the rights, privileges, restrictions and conditions of other common shares of the Company. Holders of common shares are entitled to receive notice of any meetings of shareholders of the Company and to attend and cast one (1) vote per common share at all shareholder meetings of the Company.

Holders of common shares are entitled to receive on a pro-rata basis such dividends on the common shares, if any, as and when declared by the Board at its discretion from funds legally available therefor, and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro-rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of common shares with respect to dividends or liquidation. The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Preferred Shares

The preferred shares may include one or more series and, subject to the Business Corporations Act (British Columbia), the directors of the Company may, by resolution, if none of the shares of that particular series are issued, alter the Articles and authorize the alteration of the Notice of Articles, as the case may be, to do one or more of the following:

•determine the maximum number of shares of that series that the Company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

•create an identifying name for the shares of that series, or alter any such identifying name; and

•attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

Dividends

We have never paid any cash dividends on our common shares. We do not intend to pay dividends on any of our common shares in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any future indebtedness and other factors our Board deems relevant.

Transfer Agent

The transfer agent and registrar for our common shares is National Securities Administrators Ltd. of Vancouver, British Columbia.

PLAN OF DISTRIBUTION

The Selling Shareholder, which includes any of its pledges, assignees and successors-in-interest may, sell the Shares covered hereby, separately or together, on the principal trading market or any other stock exchange, market or trading facility on which the Company’s common shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder will use one or both of the following methods: (1) ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers; or ;(2) privately negotiated transactions.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Underwriters, dealers and agents who participate in the distribution of the Shares may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

EXPENSES

We are paying all of the expenses of the registration of the Shares under the Securities Act, including, to the extent applicable, registration and filing fees, expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately USD 15,250 which at the present time include the following categories of expenses:

Legal fees and expenses	15,000
Miscellaneous	250
Total	15,250

LEGAL MATTERS

The validity of the Shares offered in this Prospectus Supplement and certain other matters of Canadian and United States legal matters relating to the Offering will be passed upon for us by O’Neill Law LLP as to matters relating to Canadian law and United States federal securities law. In addition, certain legal matters in connection with the Offering be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

EXPERTS

The audited annual consolidated financial statements on Form 40-F for the year ended December 31, 2024 incorporated by reference in Registration Statement which this Prospectus Supplement forms a part of, have been so incorporated in reliance on the report of Ziv Haft Certified Public Accountants (Isr.), a member firm of BDO, an independent registered public accountant, (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURTIES ACT LIAILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this Prospectus Supplement, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that United States investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon United States federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act, and in accordance therewith file and furnish reports and other information with the SEC. As a foreign private issuer, certain documents and other information that we file and furnish with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. In addition, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

We maintain a corporate website at https://bioharvest.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

An investor may read and download the documents we have filed with the SEC under our corporate profile at www.sec.gov. An investor may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR+ website at www.sedarplus.ca.

As permitted by the rules and regulations of the SEC, this Prospectus Supplement does not contain all the information set forth in the Registration Statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete Registration Statement on Form F-3, which may be obtained from the locations described above. Statements contained in this Prospectus Supplement or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the Registration Statement or any other document incorporated by reference in the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.